Press Release
For Release February 8, 2005 at 8:00 am EST

Compex Technologies Q2 Revenue Up 12% to Record $25.2M; Net Income $1M or $0.08 Diluted EPS

Six Month Revenue Up 13% to $46.9M, Diluted EPS $0.10

New Brighton, MN – February 8, 2005 — Compex Technologies (Nasdaq: CMPX) reported today consolidated revenue for the second fiscal quarter ended December 31, 2004 increased 12% to a record $25.2 million compared with $22.5 million in the comparable quarter a year earlier. Net income for the quarter was $1 million or $0.08 diluted earnings per share compared with net income of $1.2 million or $0.10 diluted earnings per share in the second quarter a year ago.

Revenue for the six months ended Dec. 31, 2004 rose 13% to $46.9 million compared with $41.6 million in the comparable period last year. Net income for the first half of the fiscal year was $1.3 million or $0.10 per diluted share compared with $1.6 million or $0.13 per diluted share in the comparable six month period of fiscal year 2004.

Revenue during the second quarter in the U.S. Medical Division was up 13% to $14.9 million compared with $13.3 million in the second quarter of fiscal 2004. U.S. Consumer Division revenue grew to $1.5 million from $220,000 a year ago and was up from $925,000 for the first quarter of fiscal 2005. International Division revenue was $8.8 million compared with $9 million in the second fiscal quarter a year ago.

Gross margin in the fiscal second quarter was 66.4% of revenue compared with 68.1% last year. The decrease in margin reflects a change in the overall revenue mix toward more U.S. Consumer Division line of products, which carry a lower margin than the Medical Division and international products.

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Operating expenses for the quarter increased to $14.9 million, an increase of 14% over the $13.1 million recorded for the same period last year. The increase is primarily due to the promotion and advertising expenses associated with our U.S. consumer product launches and our continued commitment to the U.S. Medical Division by increasing our number of direst sales representatives to support our physician-base selling model.

Compex President and CEO Dan W. Gladney said, “We recorded another strong quarter in our U.S. Medical Division, which represents about 60% of our net revenue. This also represented a 19% sequential gain over U.S. Medical Division revenue in the first fiscal quarter. This was primarily attributable to strong volume sales growth in our direct unit sales and rental business and a slight increase in our accessories and supplies reflecting results from the ongoing growth of our direct medical sales force.

“U.S. Consumer Division revenue was $1.5 million in the quarter compared with $220,000 a year ago. The sales during the recent quarter reflect good holiday sales, which were in line with our expectations. The bulk of these sales were driven through our two major distribution partners, The Home Shopping Network and General Nutrition Centers.

“International Division revenue for the quarter was $8.8 million compared with $9 million during the comparable quarter a year earlier. Unit sales fell below prior year, but this was partially offset by a 5% favorable impact of exchange rates.”

Compex Technologies has scheduled an investor conference call at 1 p.m. Eastern time, February 8, 2005, to discuss first quarter results and to answer questions.

To participate in the live call, domestic callers should dial (866) 453-5550 and enter PIN 4402212. International callers should dial (678) 460-1860 and use the same PIN. A telephone replay will be available until 11 p.m. Eastern time on February 22 by dialing (866) 453-6660 and reference number 156833.

An investment profile on Compex Technologies, Inc. may be found at http://www.hawkassociates.com/compex/profile.htm.

About Compex Technologies
Compex Technologies is a worldwide leader in designing and manufacturing transcutaneous electrical nerve stimulation and electrical muscle stimulation (EMS) products used for pain management, rehabilitation, fitness and sports performance enhancement in clinical, home healthcare, sports and occupational medicine settings. Compex is the first U. S. company to offer consumers EMS technology in FDA-cleared, over-the-counter products for sports-performance enhancement, improved physical fitness and general well being. Detailed information about Compex may be found on the websites http://www.compextechnologies.com and http://www.slendertone.com.

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For investor relations information contact CFO Scott Youngstrom at (800) 676-6489 or Frank Hawkins or Julie Marshall, Hawk Associates at (305) 852-2383, e-mail: info@hawkassociates.com.

Copies of Compex press releases, price quotes, SEC filings, analyst reports and other valuable information for investors may be found on the website http://www.hawkassociates.com.

Cautionary Statement: All statements other than historical facts included in this release regarding future operations, and particularly on the outlook for 2004, are subject to the risks inherent in predictions and “forward-looking statements.” These statements are based on the beliefs and assumptions of management of Compex Technologies and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in Compex Technologies filings with the SEC, including, but not limited to:

•	The increasing reliance on results of international operations;

•	The effect of fluctuating exchange rates on international results;

•	Compex Technologies substantial balances of third-party billing business and resulting accounts receivable and the sensitivity of its results to the accuracy of its reserve for uncollectible receivables;

•	Changes in, and Compex Technologies compliance with, regulation and industry practice that affects the rates at which its products are reimbursed, the way it manufactures its products, and the documentation which it submits for reimbursement;

•	The United States consumer market for electrical stimulation products is new and developing;

•	Our ability in the United States to establish consumer demand with a limited marketing budget and secure contracts with significant retailers;

•	Negative publicity about electrical stimulation products;

•	World events that affect the economies of the countries in which its products are sold; and

•	Other factors that affect the industry in which Compex Technologies functions.

—Tables to Follow—

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
		June 30,	December 31,
ASSETS		2004	2004
CURRENT ASSETS			(unaudited)
	Cash and cash equivalents	$3,198,832	$2,722,206
	Receivables, less reserves of $17,665,865 and $19,142,456	28,802,468	34,690,767
	at June 30, 2004 and December 31, 2004, respectively
	Inventories, net	12,990,417	14,114,528
	Deferred tax assets	6,008,936	6,008,936
	Prepaid expenses	3,646,300	3,416,948

	Total current assets	54,646,953	60,953,385
	Property, plant, and equipment, net	4,798,656	5,606,495
	Goodwill	15,501,566	15,985,994
	Other intangible assets, net	908,841	778,843
	Deferred tax assets	224,679	318,509
	Other assets	128,701	149,317
	Total assets	$76,209,396	$83,792,543

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
	Current maturities of long-term debt	$1,268,910	$1,807,159
	Notes payable	2,200,000	6,500,000
	Accounts payable	5,678,181	6,289,066
	Accrued liabilities -
	Payroll	1,990,591	1,744,486
	Commissions	917,068	1,156,579
	Income taxes	1,731,444	1,238,320
	Other	3,377,681	4,515,602
	Total current liabilities	17,163,875	23,251,212

LONG-TERM LIABILITIES
	Long-term debt	2,436,200	1,353,600
	Deferred tax liabilities	278,286	345,062
	Total liabilities	19,878,361	24,949,874

STOCKHOLDERS’ EQUITY
	Common stock, $.10 par value: 30,000,000 shares authorized;	1,242,574	1,245,660
	issued and outstanding 12,425,747 and 12,456,607 shares
	at June 30, 2004 and December 31, 2004, respectively
	Preferred stock, no par value: 5,000,000 shares authorized;	—	—
	none issued and outstanding
	Additional paid in capital	32,887,912	33,147,197
	Unearned compensation on restricted stock	(119,370)	(81,674)
	Accumulated other non-owner changes in equity	2,340,916	3,295,437
	Retained earnings	19,979,003	21,236,049
	Total stockholders' equity	56,331,035	58,842,669

	Total liabilities and stockholders' equity	$76,209,396	$83,792,543

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
	CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended		Six Months Ended
	December 31		December 31
	(unaudited)		(unaudited)
	2003	2004	2003	2004
Net sales and rental revenue	$22,464,599	$25,212,349	$41,620,865	$46,866,088
Cost of sales and rentals	7,160,507	8,467,434	13,597,753	15,382,052

Gross profit	15,304,092	16,744,915	28,023,112	31,484,036
Operating expenses:
Selling and marketing	8,769,570	10,353,246	16,871,091	20,196,876
General and administrative	3,719,596	3,933,364	7,021,317	7,677,895
Research and development	646,673	656,892	1,275,150	1,379,427

Total operating expenses	13,135,839	14,943,502	25,167,558	29,254,198

Income from operations	2,168,253	1,801,413	2,855,554	2,229,838
Other income (expense):
Interest expense	(142,868)	(104,232)	(296,611)	(183,817)
Other	22,198	15,142	77,797	46,025

Income before income taxes	2,047,583	1,712,323	2,636,740	2,092,046
Income tax provision	819,000	684,000	1,054,000	835,000
Net income	$1,228,583	$1,028,323	$1,582,740	$1,257,046

Net income per common and common equivalent share
Basic	$0.11	$0.08	$0.14	$0.10

Diluted	$0.10	$0.08	$0.13	$0.10

Weighted average number of shares outstanding
Basic	11,561,292	12,454,759	11,293,216	12,454,433

Diluted	12,593,070	12,912,695	12,217,516	12,968,667